                                                                    EXHIBIT 12.1
                          ARCHSTONE COMMUNITIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                  Pro Forma
                                 Six Months  Six Months   Pro Forma
                                    Ended      Ended      Year Ended
                                  June 30,    June 30,   December 31,               Twelve Months Ended December 31,
                                 ----------  ----------  ------------  ----------------------------------------------------------
                                     1998        1998      1997 (1)    1997 (1)         1996         1995        1994        1993
                                     ----        ----      --------    --------         ----         ----        ----        ----
Earnings from operations........  $ 80,959     $57,347     $ 80,696     $24,686      $ 94,089     $ 81,696      $46,719    $23,191
Add:
  Interest expense..............    45,696      31,629       87,209      61,153        35,288       19,584       19,442      3,923
                                  --------     -------     --------     -------      --------     --------      -------    -------
Earnings as adjusted............  $126,655     $88,976     $167,905     $85,839      $129,377     $101,280      $66,161    $27,114
                                  ========     =======     ========     =======      ========     ========      =======    =======
Fixed charges:

  Interest expense..............  $ 45,696     $31,629     $ 87,209     $61,153      $ 35,288     $ 19,584      $19,442    $ 3,923

  Capitalized interest..........    11,078      11,078       17,606      17,606        16,941       11,741        6,029      2,818
                                  ========     =======     ========     =======      ========     ========      =======    =======
    Total fixed charges.........  $ 56,774     $42,707     $104,815     $78,759      $ 52,229     $ 31,325      $25,471    $ 6,741
                                  ========     =======     ========     =======      ========     ========      =======    =======
Ratio of earnings to fixed
  charges.......................       2.2         2.1          1.6         1.1           2.5          3.2          2.6        4.0
                                  ========     =======     ========     =======      ========     ========      =======    =======

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 on a historical basis would be 2.0 and 2.3 on a pro forma basis.